Exhibit 21.1

List of Subsidiaries

Following are the Registrant and its Chinese subsidiary and Hong Kong subsidiary

Registrant (British Virgin Islands):

Pansoft Company Limited

Subsidiary (China):

Pansoft (Jinan) Co., Ltd.
Chinese name: 普联软件(济南)有限责任公司

Subsidiary (Hong Kong):

Pansoft (Hong Kong) Limited
Chinese name: 普联软件(香港)有限公司